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                                                                   EXHIBIT 5(aa)
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                                                   VARIABLE GROUP UNIVERSAL LIFE
MINNESOTA LIFE                                       PARTIAL SURRENDER AMENDMENT
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Minnesota Life Insurance Company - 400 Robert Street North - St. Paul, Minnesota
55101-2098
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This amendment is to be attached to and become part of Group Policy No.
issued by Minnesota Life Insurance Company to                           .
This amendment is effective as of                       . Continued payment of
premiums shall constitute acceptance of the conditions stated in this amendment.

Under the "SURRENDERS AND WITHDRAWALS" section of the policy, the provision entitled "IS A PARTIAL SURRENDER PERMITTED?" has been amended in its entirety to read:

IS A PARTIAL SURRENDER PERMITTED?

Yes. The owner may make a partial surrender of the net cash value of a certificate. The amount of a partial surrender must be $500 or more and cannot exceed 100% of the net cash value of the certificate. A partial surrender will cause a decrease in the face amount equal to the amount surrendered under those certificates issued with a level death benefit, Option A. A partial surrender has no effect on the face amount of an Option B death benefit. However, since the account value is reduced by the amount of the partial surrender, the death benefit under Option B will be reduced by this same amount at the time of the partial surrender. We reserve the right to change the minimum amount or limit the number of times the owner may make a partial surrender.

Agreed to by Minnesota Life Insurance Company.



/s/ Dennis E. Prohofsky                                    /s/ Robert L. Senkler
Secretary                                                  President



00-30158                                                        Minnesota Life 1